UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MICHIGAN	000-14800	38-1737300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 44th Street S.E. Grand Rapids, MI	49512
(Address of Principal Executive Office)	(Zip Code)

(616) 803-2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2010, the Company entered into the Consent and Amendment No. 5 to First Lien Credit and Guaranty Agreement (the “First Lien Amendment”) to the First Lien Credit and Guaranty Agreement, dated as of October 24, 2007 (the “First Lien Credit Agreement”), among the Company and the other parties thereto. The First Lien Amendment, among other things, permits the Company (i) to repay all outstanding obligations under the Second Lien Credit and Guaranty Agreement, dated as of October 24, 2007, as amended (the “Second Lien Credit Agreement”), among the Company and the other parties thereto and (ii), at the Company’s election, to make quarterly dividend payments in cash on the outstanding shares of the Company’s Series A Preferred Stock. In each case, the allowance of the applicable payment is subject to satisfaction of conditions specified in the First Lien Amendment, including that, on a pro forma basis after giving effect to the applicable payment, there is no Default or Event of Default under the First Lien Credit Agreement, availability on the revolving loan commitments under the First Lien Credit Agreement is at least $20,000,000, the Company’s leverage ratio is less than 3.00 to 1.00, and the aggregate amount of the Company’s and its subsidiaries’ cash and cash equivalents is not less than $10,000,000.

Following entry into the First Lien Amendment, on September 30, 2010, the Company repaid in full all outstanding obligations under the Second Lien Credit Agreement with cash on hand and borrowings under its revolving credit facility, and the Second Lien Credit Agreement was terminated.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth in “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 1.02. The loans under the Second Lien Credit Agreement had a scheduled maturity of October 24, 2013. At termination, the outstanding amount of principal and accrued interest on the loans and reimbursable costs and expenses under the Second Lien Credit Agreement was $27,277,793.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibits

10.1	Consent and Amendment No. 5 to First Lien Credit and Guaranty Agreement, dated as of September 28, 2010, to the First Lien Credit and Guaranty Agreement, dated as of October 24, 2007, among X-Rite, Incorporated and the other parties thereto.

99.1	Press Release dated September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

X-RITE, INCORPORATED

Date: October 4, 2010

	By:	/s/ Rajesh K. Shah
	Name:	Rajesh K. Shah
	Title:	Chief Financial Officer